Exhibit 5.1
August 7, 2015

FLIR Systems, Inc.
27700 SW Parkway Avenue
Wilsonville, Oregon

RE:	Registration Statement on Form S-8 for the FLIR Systems, Inc. 2011 Stock Incentive Plan

Ladies and Gentlemen:
I am Senior Vice President, General Counsel and Secretary of FLIR Systems, Inc. (the “Company”) and have been asked to render this opinion in connection with the Registration Statement on Form S-8 (the “Registration Statement”) which the Company proposes to file with the U.S. Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), registering 5,000,000 shares of common stock, par value $0.01 per share, of the Company (the “Shares”) which may be offered and sold by the Company under the FLIR Systems, Inc. 2011 Stock Incentive Plan (the “Plan”).
I, or attorneys under my supervision, have examined originals, or copies of originals certified to my satisfaction, of such agreements, documents, certificates, and other statements of government officials and corporate officers and representatives and have reviewed and discussed other papers and matters of fact and law as we have deemed relevant and necessary and on which I have relied as a basis for the following opinions. I have assumed the authenticity of all documents submitted as originals and the conformity with the original documents of any copies of such documents submitted for examination.
Based on the foregoing, and subject to the qualifications and limitations hereinafter set forth, I am of the opinion that:

1.	The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Oregon; and

2.
All proper corporate proceedings have been taken so that any Shares to be offered and sold which are of original issuance, upon the effectiveness of the Registration Statement and the sale and payment of any such Shares in accordance with the Plan and the resolutions of the Board of Directors relating to the offering and sale of Shares thereunder, will be legally-issued, fully-paid and nonassessable.

This opinion is limited to the laws of the State of Oregon, and I do not express any opinion herein concerning any other law. This opinion is limited in all respects to the laws and facts existing on the date hereof. I hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement. This opinion may not be relied upon by you for any other purpose, or relied upon by any other person, firm or corporation or quoted, filed with any governmental authority or other regulatory agency or otherwise circulated or utilized for any other purpose without my prior written consent.

Very truly yours,

/s/ Todd M. DuChene
Todd M. DuChene
Senior Vice President, General Counsel and Secretary